Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 24, 2008
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

ROANOKE, Va. (November 24, 2008)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,221,134 or $1.91 per average diluted share outstanding for the fiscal year ended September 30, 2008. This compares to consolidated earnings of $3,806,209 or $1.75 per average diluted share outstanding for the year ended September 30, 2007, and reflects an earnings per share increase of 9 percent. President, Chairman and CEO John Williamson attributed the improvement in earnings to improvement in gross margins and expense control.

Net loss for the three months ended September 30, 2008 was ($78,171) or ($0.04) per average diluted share outstanding compared to a loss of ($248,944) or ($0.12) per average share outstanding for the quarter ended September 30, 2007. The majority of the Company’s sales occur in the winter months and as a result, the Company’s third and fourth quarters normally reflect earnings losses. Williamson attributed the lower loss in the fourth quarter of this year primarily to improved gross margins.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
Revenues	$9,178,906	$10,780,169	$94,636,826	$89,901,301
Cost of sales	4,342,349	6,289,221	68,723,214	64,679,525

Gross Margin	4,836,557	4,490,948	25,913,612	25,221,776
Other operating expenses	4,535,390	4,525,169	17,040,964	17,288,255
Interest expense	459,815	465,920	2,033,082	1,931,444

Income (loss) from continuing operations before income taxes	(158,648)	(500,141)	6,839,566	6,002,077
Income tax expense (benefit) from continuing operations	(80,477)	(231,602)	2,581,742	2,236,408

Income (loss) from continuing operations	(78,171)	(268,539)	4,257,824	3,765,669
Income (loss) from discontinued operations, net of income taxes	—	19,595	(36,690)	40,540

Net income (loss)	$(78,171)	$(248,944)	$4,221,134	$3,806,209

Basic earnings per share of common stock:
Income (loss) from continuing operations	$(0.04)	$(0.13)	$1.94	$1.74
Discontinued operations	—	0.01	(0.02)	0.02

Net income (loss)	$(0.04)	$(0.12)	$1.92	$1.76

Diluted earnings per share of common stock:
Income (loss) from continuing operations	$(0.04)	$(0.13)	$1.93	$1.73
Discontinued operations	—	0.01	(0.02)	0.02

Net income (loss)	$(0.04)	$(0.12)	$1.91	$1.75

Cash dividends declared per common share	$0.3125	$0.3050	$1.2500	$1.2200

Weighted average number of common shares outstanding:
Basic			2,201,263	2,162,803
Diluted			2,211,226	2,173,258

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
	2008	2007
Assets
Current assets	$38,411,852	$41,460,539
Total property, plant and equipment, net	75,608,072	72,587,269
Other assets	4,107,790	2,284,647

Total Assets	$118,127,714	$116,332,455

Liabilities and Stockholders’ Equity
Current liabilities	$31,615,687	$32,999,174
Long-term debt	23,000,000	23,000,000
Deferred credits and other liabilities	19,788,969	17,968,048

Total Liabilities	74,404,656	73,967,222
Stockholders’ Equity	43,723,058	42,365,233

Total Liabilities and Stockholders’ Equity	$118,127,714	$116,332,455